Exhibit 10.20
AGREEMENT

This Agreement is made by and between Lewis Energy Colombia, Inc., the Colombian branch of a Cayman Island company (hereinafter “LEC”), Gold Oil PLC Sucursal Colombia a Colombian branch of a foreign company (hereinafter “Gold Oil”) and Osage Exploration and Development, Inc. a Delaware Corporation and Osage Exploration and Development, Inc. Sucursal Colombia (hereinafter collectively “Osage”).

WHEREAS Gold Oil and the Colombian Agencia Nacional de Hidrocarburos (hereinafter the “ANH”), entered in certain “Contrato de Exploración y Producción de Hidrocarburos – Sector Rosablanca” for the exploration and production of hydrocarbons, dated July 3, 2007 (hereinafter the “Rosablanca License”);

WHEREAS Gold Oil entered into certain “Contrato de Fiducia Mercantil” establishing an escrow account or “patrimonio autónomo” (hereinafter the “Trust”) for securing funds towards the execution of Phase 1 Exploration Program of the Rosablanca License, as required by the ANH.

WHEREAS Gold and Osage entered into a separate Carried Interest Agreement (hereinafter the “Osage Carried Agreement”) dated June 21st, 2007, and under said agreement, subject to the approval of the ANH, Osage acquired from Gold Oil the right to a fifty (50%) percent Interest in the Rosablanca License. Under the Osage Carried Agreement, Osage committed, from its own resources and at its own risk, to finance and pay all costs incurred in Petroleum Operations towards the completion of Phase 1 Exploration Programme from the date of this Agreement to the extent attributable to the Carried Amount, as defined therein.

WHEREAS Osage accepted to adhere and be legally bound by the Joint Operating Agreement signed on September 19th, 2006 (hereinafter the “Operating Agreement”) between Gold and Empresa Petrolera de Servicios y Asesorias S.A., a Colombian corporation (hereinafter “Empesa”) as per the “Acknowledgement and Confirmation Document” dated June 21st, 2007, assuming all the rights and obligations of the Operator under the Operating Agreement.

WHEREAS Osage and Gold entered into certain Special Mandate Agreement (the “Mandate Agreement”) dated July 21st, 2007 and under said agreement Gold agreed to act as “Agent” of Osage for the execution of operations under Phase 1 Exploration Program of the Rosablanca License and such Agreement expired on January 2nd, 2009 to the satisfaction of Osage.

WHEREAS acting under Osage´s instructions Gold entered into certain Contract with Empesa on July 21st, 2007 for the construction of a hydrocarbon well by the delegated management system (hereinafter the “Management Agreement”) and under said agreement Empesa agreed to manage and execute all activities necessary for the completion of Phase 1 Exploration Program of the Rosablanca License, including engaging vendors and contractors directly for said purposes, and such vendors and contractors engaged by Empesa were previously approved by Osage.

WHEREAS LEC entered into a Drilling Rig Contract dated November 14, 2008 for the drilling and completion of the Rosablanca – 1 Well (hereinafter the “Drilling Contract”),

WHEREAS the Rosablanca – 1 well was timely drilled and Phase 1 Exploration Program of the Rosablanca License has been completed and the License is now in Phase 2 Exploration Program.

WHEREAS the Mandate Agreement expired in January 21st, 2009 and therefore Osage have instructed Gold for liquidating said agreement and also terminating and liquidating the Management Agreement effective as from February 25, 2009 (The “Transition Date”) for allowing LEC taking direct management and operatorship of the Rosablanca – 1 well and all petroleum operations under the Operating Agreement.

WHEREAS LEC desires to acquire twenty-five (25%) percent of the Rosablanca License from Osage at the Effective Date, and to assume the development and any further operations of the Rosablanca License on behalf of Osage, Empesa and Gold Oil effective as from the Transition Date; and Osage and Gold Oil accept that assignment and also agree to allow LEC to serve as Operator under the Operating Agreement under the terms and conditions as more fully described below.

NOW THEREFORE, Osage, Gold Oil, and LEC agree to the following terms and conditions:

ARTICLE 1
DEFINITIONS

1.1           Additional Definitions: In addition to the various definitions set out throughout this Agreement the Parties agree to the following defined terms for the interpretation of this Agreement:

(a)
   "Assignment Approval" means the consent by ANH required under the License for the assignment twenty-five percent (25%) of Participating Interest to Osage and twenty-five percent (25%) of Participating Interest to LEC and assignment of official Operatorship of the Contract to LEC.

(b)	“Effective Date” means the date this Agreement is signed by the last of the three Parties to this Agreement.

(c)
“Letter of Credit” means the Letter of Credit already established by Gold in favor of the ANH as required under the Rosablanca License for securing performance of Phase 2 Exploration Program of the License.

(d)
“Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations or condition (financial or otherwise) of a Party, or (ii) to the ability of a Party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (1) any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement or continuation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security, commodity or market index).

(e)	“Operator” is the Party designated as such under the Operating Agreement.

(f)	“Parties” or “parties” means LEC, Osage and Gold Oil collectively.

(g)	“Phase 1 Exploration Program” means the exploration commitments acquired under the Rosablanca license for phase exploration period, which includes the drilling of the Rosablanca – 1 well.

(h)	“Phase 2 Exploration Program” means the exploration commitments acquired under the Rosablanca license for phase exploration period, which includes the acquisition of seismic in License area.

(i)	“Party” or “party” means LEC, Osage or Gold Oil, individually.

ARTICLE 2
CONDITIONS FOR THE ASSIGNMENT

2.1           Assignment to LEC:  Within five (5) days of the execution of this Agreement and subject to payment of (i) the Purchase Price and (ii) compliance of LEC´s Funding Obligation as defined In Article 4 of this Agreement, Osage agrees to assign to LEC one-half (50%) of its right, title and interests in and to the Osage Carried Agreement including the role of Operator under the Operating Agreement. This Assignment shall also include an assignment of all of Osage’s interest in the proceeds from the Rosablanca – 1 Well until LEC realizes a net return of Seven Million Dollars ($7,000,000.00) USD (“LEC’s 2x Payout”).  Once LEC’s 2x Payout has been obtained, then Osage shall be entitled to its proportionate share of the remaining proceeds from the production of the Rosablanca - 1 Well.

2.2           Accounting:  Attached hereto as Exhibit 1 is an accounting approved by Osage and LEC of the costs and expenses, including drilling costs, directly related to the Rosablanca - 1 Well which also reflects an accounting of LEC’s Funding Obligation, including Drilling Contract invoice credits, credit for previously paid third party invoices, detail of the Purchase Price and the remaining balance of $736,751.00 (USD) associated with the LEC Funding Obligation for payment by LEC of approved third party invoices to for costs directly associated with the Rosablanca - 1 Well.  Any disputed costs and expenses shall be subject to the terms set forth in paragraph 4.4 below.

2.3           Price of the Assignment: Within five (5) days following execution of this Agreement LEC shall pay to Osage $ 649,645.00 (USD), (hereinafter the “Purchase Price”) payable in Colombian Pesos at the official rate exchange (Tasa Representativa del Mercado) applicable for the payment date. The value of the Stamp Tax applicable to the transaction contemplated herein shall be assumed exclusively by LEC and Osage in equal shares

2.4           Distribution of Interests after the Effective Date: Subject to payment of (i) the Purchase Price and (ii) compliance of LEC´s Funding Obligation as defined in this Agreement and except for what is otherwise provided herein and Osage Carried Agreement regarding specific carries or funding commitments between some of the Parties, the Parties shall own all rights, interests under the Operating Agreement and under the License (in the cases of LEC, Osage  and Empesa subject to approval by ANH) and all oil and gas produced pursuant thereto and shall assume and discharge all of the liabilities and obligations set forth in the License according to the following Interests:

Party	Participating Interest
Gold	40%
Osage	25%
LEC	25%
Empesa	10%
TOTAL	100%

2.5           Cooperation during Transition: The Parties agree to cooperate with each other to insure all consents, approvals and other documents as may be reasonable required from Osage, Empesa and Gold Oil in order for LEC to own the interests assigned herein and to recognize LEC of the Operator under the Operating Agreement on or before the Effective Date. The Parties agree to cooperate with each other to insure all consents, approvals and other documents are presented to the ANH once LEC requests the registration of its interest in the Rosablanca License and its position as Operator.

ARTICLE 3
ROSABLANCA LICENSE OPERATIONS AND GENERAL MATTERS

3.1     Termination of the Management Agreement and transition: The Management Agreement shall be terminated as from February 25, 2009 (The “Transition Date”). On the Transition Date LEC will assume all liabilities for operations under the Operating Agreement, and shall take direct control and responsibility for operations and assets located in the Rosablanca – 1 well location. Osage, Gold and LEC shall execute a Minute at the Transition Date, including a list of all facilities, personnel and contractors available in the Rosablanca – 1 well location, including copy of any permit, servitude, right of way, and any document related to the Management Agreement. At the Transition Date all contracts with current contractors shall be terminated and all outstanding LEC approved invoices to such contractors shall be fully paid, and if required, replaced for new contracts and orders directly with LEC. In accordance to the foregoing, upon execution of this Agreement, Gold will send a notice to Empesa informing termination of the Management Agreement and requesting Empesa to provide LEC with any information about existing facilities, personnel and contractors available in the Rosablanca – 1 well location, including copy of any permit, servitude, right of way, and any document related to the Management Agreement.

3.2     LEC acting as Operator:  Osage and Gold Oil hereby agree and consent to LEC serving as Operator under the Operating Agreement as of the date of the Transition Date. LEC accepts to adhere to and being legally bound to all the dispositions of the Operating Agreement, assuming all rights, duties and liabilities of a signing party of the Operating Agreement having a 25% participating interest under Article 3.2 of the Operating Agreement. Likewise effective from the Transition Date, LEC shall be recognized as Operator by the Parties and accepts to adhere and being legally bounded to all the dispositions of the Operating Agreement pertaining to the rights, duties and liabilities of Operator under the precise terms and conditions contained in the Operating Agreement. In connection to the foregoing, under the terms of this Agreement Osage and Gold hereby commits to ratify its consent to LEC serving as Operator in any operating committee meeting under the Operating Agreement

3.3     Osage Assignment Approval: Osage declares it has fully satisfied and completed all the technical, operational, financial and legal and all the minimum qualification requirements established by the ANH for obtaining the Assignment Approval. Gold shall submit a request for the Assignment Approval within the three (3) month following execution of this Agreement, provided that Osage has fulfilled with its Carried Obligations under the Osage Carried Agreement.

3.4     LEC Assignment Approval: LEC declares it has fully satisfied and completed all the technical, operational, financial and legal and all the minimum qualification requirements established by the ANH for obtaining the Assignment Approval. Gold shall submit a request for the Assignment Approval within the three (3) month following a request by LEC for such approval, provided that LEC has fulfilled its Funding Obligations under this Agreement.

3.5     Additional Documentation:  The Parties further agree to execute any additional documentation that may be required to allow LEC to serve as Operator.

ARTICLE 4
FUNDING OBLIGATIONS TOWARDS PHASE 1 EXPLORATION PROGRAM

4.1      LEC Funding Obligation: Osage agree and acknowledge that LEC shall not be required to incur and expend more than $3,500,000.00 (USD), (including $1,985,043 (USD) credit for any drilling invoices presented by LEC pursuant to the Drilling Contract, subject to a potential VAT adjustment, and $128,650 (USD) of invoices of contractors already paid by LEC), for covering payments due or to be due to approved contractors (hereinafter the “LEC Funding Obligation”). In no event LEC Funding Obligation shall be greater than $3,500,000.00 (USD). Any additional costs and expenses incurred for the drilling and completing of the Rosablanca -1 well above LEC Funding Obligations shall be assumed and paid directly by Osage.

4.2      Pending payments to Contractors: In accordance to the foregoing, notwithstanding that under the Mandate Agreement, Osage shall provide sufficient funds to Gold, and LEC commits up to LEC Funding Obligation as to Phase 1 of the Rosablanca License and none other, either (i) to provide sufficient funds to Osage for paying approved contractors’ invoices, or (ii) to pay directly outstanding approved invoices to contractors. Osage´s and LEC´s tax, legal and financial counsel shall determine the best manner for LEC to complete the LEC Funding Obligation hereunder from a tax perspective. In case Osage’s and LEC’s counsel do not reach an agreement, Osage shall abide by LEC’s counsel’s determination.

4.3      Survival of previous agreements: Without prejudice to LEC funding Obligations, Osage acknowledges that Osage´s obligations towards Gold Oil and any other outstanding obligation under the Osage Carried Agreement shall subsist.

4.4      Disputed Invoices:  The Parties agree to cooperate and allow LEC access to their files and records relating to the Rosablanca - 1 Well in order to allow LEC the ability to verify contractor invoices.  The Parties agree to meet and attempt to resolve the matter among themselves.  Failure to reach a resolution of any disputed invoice within ten days after being presented by and between Osage and LEC may result in the respective Parties engaging in the Dispute Resolution process set forth in Paragraph 11 below.  Of and from the Effective Date and subject to the LEC Funding Obligation, Osage agrees to submit any and all Initial Well invoices it may receive for written approval by LEC prior to either party paying said invoices LEC shall have ten (10) days to review said invoice(s) and any rejection or non-approval by LEC shall be for legitimate and reasonable grounds.  Failure by LEC to provide written approval within the time specified shall be deemed an approval by LEC.  All LEC approved invoices shall be subject to reimbursement by LEC to Osage within five (5) days of payment by Osage. Payment by Osage of a non-approved invoice will result in no liability by LEC to reimburse Osage.  Osage and Lewis agree to process the LEC Funding Obligation and all other funds in which LEC reimburses Osage Rosablanca -1 l Well costs in a mutually agreeable means which results in no tax or other financial burden on LEC.  In case no mutually agreeable position can be reached, the position which results in no tax or other financial burden on LEC will prevail.

4.5      Additional Wells:  Save and except the operations performed on the Rosablanca - 1 Well as of the Effective Date, all additional development under the Rosablanca License, including any new completion of the Rosablanca -1 Well by the Parties shall be performed and funded in accordance to each Party’s interest in the Rosablanca License, pursuant to this Agreement.

ARTICLE 5
OSAGE SHARES AND FUTURE PARTICIPATION

5.1      Osage Shares:  In addition to the Assignment of the Carried Interest described in Paragraph 2.2 above, Osage agrees to transfer and assign to LEC or its designee five million two hundred fifty thousand (5,250,000) $0.0001 par value voting shares of Osage which is traded on the NASDAQ OTCBB market under the ticker OEDV. (“Osage Shares”) with all rights and benefits associated with the Osage Shares.  The transfer and assignment of the Osage Shares to LEC’s designee by Osage shall occur on or before the Effective Date of this Agreement.  A separate agreement related this transaction shall be entered among the head offices of Osage and LEC under State of Texas Law.

5.2      Future Participation: Osage hereby grants LEC the option, at LEC’s sole discretion, to participate in up to fifty (50%) percent in any of Osage’s future oil and gas activities in Colombia, including new blocks or transaction involving Osage’s interest in the Guaduas field pipeline.  LEC is granted fifteen (15) days to perform its initial review of data involving any such future activities in Colombia before having to exercise its option to participate.  The terms and conditions for any future participation shall be set forth in separate mutually agreement(s).

5.3      Future Financing: LEC shall have the option, but not the obligation, to participate in any future financing that Osage may seek for its Colombian oil and gas operations under terms acceptable to LEC and Osage.  LEC is granted ten (10) days after receiving a written request from Osage regarding the financing request to exercise its option.

ARTICLE 6
ADDITIONAL PHASES UNDER THE ROSABLANCA LICENSE

6.1      Additional Phases: The Parties agree that Phase 2 Exploration period under the Rosablanca License will be governed and controlled pursuant to the terms of the Operating Agreement with LEC owning 25% of remaining phases under the Rosablanca License, serving on the Operating Committee with at least 25% of the vote and serving as Operator under the Operating Agreement.

6.2      Letter of Credit: The Parties recognize that Osage has paid Gold 50% of the amount provided by Gold for establishing the counter guarantee required by Banco de Credito - Helm Bank for issuing the Letter of Credit in the amount of $55,000.00 (USD) necessary for Phase 2 of the Rosablanca License.  As separate and apart from the LEC Funding Commitment, LEC agrees to reimburse Osage $27,500.00 (USD) for LEC’s share of the Letter of Credit within 5 days of the Effective Date.

6.3      Trust Fund for Phase 2: LEC recognizes that Osage has paid LEC’s proportionate share of the required Trust Fund for Phase 2 of the Rosablanca License.  As separate and apart from the LEC Funding Commitment, LEC agrees to reimburse Osage $197,500.00 (USD) for LEC’s share of the Phase 2 Trust Fund within 5 days of the Effective Date. .

6.4      ANH Economic Right Contract: LEC recognizes that Osage has paid LEC’s proportionate share of the required ANH Economic Right Contract for Phase 2 of the Rosablanca License.  As separate and apart from the LEC Funding Commitment, LEC agrees to reimburse Osage $7,500.00 (USD) for LEC’s share of the Phase 2 ANH Economic Right Contract within 5 days of the Effective Date.

6.5      Operating Committee: Osage agrees to support LEC efforts and positions in relation to the further development under the Rosablanca License. Specifically, Osage commits to vote in the same manner as LEC on matters that are addressed by the Operating Committee.

ARTICLE 7
REPRESENTATIONS AND WARANTIES OF OSAGE

7.1      Osage represents and warrants to Gold Oil and LEC the following on the Effective Date:

(a)           Osage Exploration and Development, Inc. is a Delaware corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware;

(b)           Osage Exploration and Development, Inc. Sucursal Colombia is a registered branch in Colombia of a foreign corporation;

(c)           Osage has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Osage in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Osage of this Agreement and each other agreement, instrument, or document executed or to be executed by Osage in connection with the transactions contemplated hereby to which it is a Party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Osage;

(d)           This Agreement has been duly executed and delivered by Osage constitutes, and each other agreement, instrument, or document executed or to be executed by Osage in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Osage and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Osage, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances;

(e)           Other than requirements (if any) that there be obtained consents to assignment from third parties, neither the execution, delivery, and performance by Osage of this Agreement and each other agreement, instrument, or document executed or to be executed by Osage in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of any provision of the charter, bylaws or other governing instruments of Osage, (b) result in the creation or imposition of any lien or other encumbrance upon the Rosablanca License, the Osage Carried Agreement, or (c) violate any Applicable Law binding upon Osage, for any such conflicts or violations which would not, individually or in the aggregate, have a Material Adverse Effect;

(f)           the Rosablanca License is in full force and effect and it has no knowledge of any breach or non-compliance of any party to the Rosablanca License;

(g)           the Osage Carried Agreement together with its Schedules and Exhibits are in full force and effect and it has no knowledge of any breach or non-compliance by any party to the Osage Carried Agreement;

(h)           Osage has obtained the proper and complete consent to assign any of its interest under the Osage Carried Agreement from all necessary parties;

(i)           Phase 1 of the Rosablanca License was extended to December 25, 2008 by ANH;

(j)           there are no Proceedings pending threatened against or affecting Osage or the Rosablanca License (including any actions challenging or pertaining to Osage's title to the Rosablanca License), or affecting the execution and delivery of this Agreement by Osage or the consummation of the transactions contemplated hereby by Osage;

(k)           once LEC has complied with the LEC Funding Obligation, Osage shall be solely responsible for any and all outstanding invoices associated with the Rosablanca -1 Well, and will not allow any action to be taken against the Rosablanca License, Gold and or LEC for non-payment of any invoice ;

(l)           the start date for Phase 2 of the Rosablanca License was December 26, 2008; and

(m)           Osage has paid LEC’s proportionate 25% share of the Phase 2 Trust Fund, Phase 2 Letter of Credit and Phase 2 ANH Economic Right Contract.

ARTICLE 8
REPRESENTATIONS AND WARANTIES OF GOLD OIL

8.1      Gold Oil represents and warrants to Osage and LEC the following on the Effective Date:
(a)           Gold Oil is the Colombian branch of a foreign company duly formed, validly existing, and in good standing under the laws of England;

(b) Gold Oil has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Gold Oil in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Gold Oil of this Agreement and each other agreement, instrument, or document executed or to be executed by Gold Oil in connection with the transactions contemplated hereby to which it is a Party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Gold Oil;

(c)           This Agreement has been duly executed and delivered by Gold Oil constitutes, and each other agreement, instrument, or document executed or to be executed by Gold Oil in connection with the transactions contemplated hereby to which it is a Party has been, or when executed will be, duly executed and delivered by Gold Oil and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Gold Oil, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances;

(d)           Other than requirements (if any) that there be obtained consents to assignment from third parties, neither the execution, delivery, and performance by Gold Oil of this Agreement and each other agreement, instrument, or document executed or to be executed by Gold Oil in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of any provision of the charter, bylaws or other governing instruments of Gold Oil, (b) result in the creation or imposition of any lien or other encumbrance upon the Rosablanca License, the Carried Interest Agreement, or (c) violate any Applicable Law binding upon Gold Oil, for any such conflicts or violations which would not, individually or in the aggregate, have a Material Adverse Effect;

(e)           the Rosablanca License is in full force and effect and it has no knowledge of any breach or non-compliance of ANH or any Party to the Rosablanca License;

(f)           the Osage Interest Agreement together with its Schedules and Exhibits are in full force and effect and it has no knowledge of any breach or non-compliance by any party to the Carried Interest Agreement;

(g)           it has obtained the proper and complete consent to assign any of its interest under the Carried Interest Agreement from all necessary parties;

(h)           Phase 1 of the Rosablanca License was extended to December 25, 2008 by ANH;

(i)           there are no Proceedings pending threatened against or affecting Gold Oil or the Rosablanca License (including any actions challenging or pertaining to Osage's title to the Rosablanca License), or affecting the execution and delivery of this Agreement by Gold Oil or the consummation of the transactions contemplated hereby by Gold Oil; and

(j)           the start date for Phase 2 of the Rosablanca License was December 26, 2008.

ARTICLE 9
REPRESENTATIONS AND WARANTIES OF LEC

9.1      LEC represents and warrants to Osage and Gold Oil the following on the Effective Date:

(a)           LEC is the Colombian branch of a company duly formed, validly existing, and in good standing under the laws of the Cayman Islands;

(b)           LEC has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by LEC in connection with the transactions contemplated hereby to which it is a Party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by LEC of this Agreement and each other agreement, instrument, or document executed or to be executed by LEC in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of LEC;

(c)           This Agreement has been duly executed and delivered by LEC constitutes, and each other agreement, instrument, or document executed or to be executed by LEC in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by LEC and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of LEC, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances; and

(d)           Other than requirements (if any) that there be obtained consents to assignment from third parties, neither the execution, delivery, and performance by LEC of this Agreement and each other agreement, instrument, or document executed or to be executed by LEC in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of any provision of the charter, bylaws or other governing instruments of LEC, (b) result in the creation or imposition of any lien or other encumbrance upon the Rosablanca License, the Carried Interest Agreement, or (c) violate any Applicable Law binding upon LEC, for any such conflicts or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

ARTICLE 10

MISCELLANEOUS TERMS

10.1    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Effective Date without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

10.2    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

10.3    Entire Agreement. This Agreement among the Parties constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

10.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the remaining Parties. A reference to a Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

10.5    Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7    Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to LEC:
Lewis Energy Colombia, Inc.
10101 Reunion Place, Suite 1000
San Antonio, Texas 78216
Attn: Rodney R. Lewis
Email: rod@lewisenergy.com

With copies to:
Al Holcomb
10101 Reunion Place, Suite 970
San Antonio, Texas 78216
Email: al@agholcomb.net

Anthony Trevino, Jr.
Trevino, Valls & Haynes, LLP
PO Box 450989
Laredo, Texas 78045
Email: tonytrevino@tvhlawfirm.com

If to Osage:
Osage Exploration and Development, Inc.
Osage Exploration and Development, Inc. Surcusal Colombia
2445 Fifth Ave., Suite 310
San Diego, CA 92101
Attn: Kim Bradford
Email: kbradford@osageexploration.com

If to Gold Oil:
Gold Oil PLC Sucursal Colombia
Calle 109 No. 19-36 Of. 502
Bogota, D.C. - Colombia
Attn: Mr. Gary Moore / Dominic Dacosta
Email: ddacosta@bydlegal.com

Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

10.8    Governing Law. As between the Parties, this Agreement shall in all respects be subject to and be interpreted and construed in accordance with the laws of the Republic of Colombia. Notwithstanding the previous sentence, as to Osage and LEC only, this Agreement shall be governed and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. For the avoidance of doubt, the Parties acknowledge that this provision shall not affect the existing clauses of applicable law under the Operating Agreement.

10.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.10  Expenses. The Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Party incurring same.

10.11  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article or paragraph thereof of this Agreement unless specific reference is made to such articles, or paragraphs of another document or instrument. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation.

10.12  Incorporation of Exhibit. The Exhibits identified in this Agreement are incorporated in this Agreement by reference and made apart of this Agreement.

10.13  No Brokers Fees: Each Party acknowledges and confirms that it has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 11
DISPUTE RESOLUTION

11.1    Disputes between Osage and LEC:  Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) among LEC and Osage only (including any dispute or disagreement concerning vendor invoices), shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of the other Party. The arbitration shall be conducted in San Antonio, Texas, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The Parties agree that the arbitration provided for in this Paragraph shall be the exclusive means to resolve all Disputes and the arbitrator shall be empowered to grant specific performance or other equitable remedies to a Party.

11.2    Disputes between the Parties:  Subject to Paragraph 11.01 immediately above, any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) among the Parties (including any dispute or disagreement concerning vendor invoices), shall be resolved by an Arbitration Tribunal designated by the Chamber of Commerce of Bogotá, through the drawing of names registered on the lists of the Center for Arbitration and Conciliation of said Chamber. The Tribunal thus constituted shall be subject to the following rules: a) The Tribunal shall be composed of three (3) arbitrators; b) the internal organization of the Tribunal shall be subject to the rules provided for this purposes by the Center of Arbitration and Conciliation of the Chamber of Commerce of Bogotá; c) The Tribunal shall decide in accordance with the law and its decision shall be considered final; and d) The Tribunal shall function in Bogotá in the Center for Arbitration and Conciliation of the Chamber of Commerce of Bogotá.  The Parties expressly waive the right to file judicial claim in the event of breach of this Agreement.

ARTICLE 12
SURVIVAL OF REPRESENTATIONS AND CONFLICT

12.1    Survival of Parties Representations:  The Parties agree that the representations of each of the Parties set forth herein shall survive the Effective Date.

12.2    Conflict: The Parties agree that any conflict between this Agreement, the Carried Interest Agreement and its related instruments shall be governed and controlled by this Agreement.

ARTICLE 13
PREFERENTIAL RIGHT TO PURCHASE

13.1    Preferential Right to Purchase:  Of and from the Effective Date, should Osage or LEC desire to sell all or part of its interest in the Rosablanca License to a third party, it shall promptly give written notice to the non-selling Parties with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price and all other terms of the offer.  Osage or LEC, as the case may be, shall have an optional prior right, for a period of thirty (30) days after notice is delivered, to purchase, in equal shares, for the same consideration on the same terms and conditions the Rosablanca License interests the selling Party proposes to sell.

AGREED AND EFFECTIVE AS OF THE EFFECTIVE DATE:

OSAGE:	GOLD OIL:
Osage Exploration and Development, Inc.	Gold Oil PLC Sucural Colombia
and Osage Exploration and Development
Inc. Sucursal Colombia

By:_______________________	By:________________________
Name:_____________________	Name:______________________
Title:______________________	Title:_______________________
Date:______________________	Date:_______________________

LEC:
Lewis Energy Colombia, Inc.

By:_______________________
Name:_____________________
Title:______________________
Date: _____________________

EXHIBITS:

EXHIBIT 1:                                ACCOUNTING FOR ROSABLANCA #1 WELL